Exhibit 99.1

GFI Group Inc. Announces Second Quarter Record Results

•      GAAP Revenues: Up 22% to $228.1 Million on 29% Higher Brokerage Revenues

•      GAAP Net Income: Up 35% to $19.1 Million or $0.64 per Diluted Share

•      Non-GAAP Net Income: Up 23% to $21.5 Million or $0.72 per Diluted Share

New York, August 2, 2007—GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the second quarter and six months ended June 30, 2007.

Highlights

•                  Total revenues increased 22% to a second quarter record of $228.1 million compared with $187.6 million in the second quarter of 2006.

•                  Brokerage revenues rose 29% over the second quarter of 2006, with growth in all product categories — credit, financial, equity and commodity, which increased 21%, 18%, 16% and 85%, respectively. All geographic regions demonstrated strong increases in brokerage revenues from the second quarter of 2006.

•                  Brokerage revenues from credit derivative transactions, which are included in GFI’s credit products category, increased 29% for the second quarter of 2007 compared with the same period of 2006.

•                  Commodity product revenues and personnel totals for the second quarter of 2007 benefited from the acquisition of the North American brokerage operations of Amerex Energy on October 1, 2006.  Before including the contribution from Amerex Energy, commodity product revenues grew 19% year over year.

•                  There were a total of 1,008 brokerage personnel at June 30, 2007, representing a net increase of 180 brokerage personnel from the second quarter of 2006 and a gain of 18 from the first quarter of 2007.

•                  Compensation and employee benefits expense, as a percentage of revenues, was 62.9% for the second quarter of 2007 compared with 60.6% in the second quarter of 2006 and 63.0% in the first quarter of 2007.

•                  Non-compensation expense as a percentage of revenues was 23.2% for the second quarter of 2007 compared with 26.4% in second quarter of 2006 and 19.8% for the first quarter of 2007.  On a non-GAAP basis, non-compensation expense as a percentage of revenues was 21.9% for the second quarter of 2007 compared with 25.3% for the second quarter of 2006 and 19.4% for the first quarter of 2007.

•                  Net income for the second quarter of 2007 increased 35% to a second quarter record of $19.1 million, or $0.64 per diluted share, compared with $14.1 million, or $0.48 per diluted share in the second quarter of 2006.  On a non-GAAP basis, net income for the second quarter of 2007 rose 23% to $21.5 million, or $0.72 per diluted share, compared with $17.4 million, or $0.60 per diluted share in the second quarter of 2006.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “We achieved a record second quarter, with strong organic growth in all product categories, due to the diversity and balance of our product mix, which puts us in a good position to benefit from underlying growth and widespread volatility across multiple markets.  Our results also demonstrate the return we are realizing from our strategy of developing electronic trading platforms to support our hybrid brokerage model while adding expert brokerage personnel worldwide.

“The 29% increase in our credit derivative product revenues reflected both significant market volatility that developed late in the second quarter due to concerns about the subprime mortgage market as well as the contribution in Europe of CreditMatch®, our electronic platform for credit products.

“Equity product revenues increased 16% over the second quarter of 2006 due, in part, to the market disruption caused by troubles in the sub-prime debt market as well as the continued growth of our Paris office, which is a leader in continental European equities brokerage.  Financial product revenues rose 18%, with particular strength in emerging market interest rate and currency derivatives both in Europe and in Asia, where we recently opened an office in Seoul, South Korea.

“Commodity product revenues increased 85% over the second quarter of 2006 and included the contribution from our Amerex businesses as well as 19% growth in our other commodities businesses, especially our European energy product desks.  Overall, commodity products represented 23% of our brokerage revenues in the second quarter of 2007 compared with 16% in the same quarter last year, offering another example of the role of acquisitions in balancing and diversifying our product mix.

“The market for OTC derivative products continues to enjoy robust growth resulting in substantial opportunities for GFI.  It also has led to more intense competition for experienced brokerage personnel.  Despite this, we remain focused on maintaining and growing our expert brokerage staff while controlling employment and other costs.  We were successful in keeping our second quarter compensation costs in line with the first quarter of 2007, although our non-compensation costs as a percentage of revenues increased sequentially.  We remain focused on lowering these costs.

“We are also actively investing in technology, such as ForexMatch™, our browser-based electronic platform for currency derivatives, to maintain our growth, improve our productivity and enhance our competitive edge.”

Mr. Gooch concluded: “The world’s financial markets, especially the debt market, saw a strong acceleration in volatility at the end of the second quarter, which continued through July and into the start of August. As a result, we expect our strong growth momentum to continue in the third quarter, with brokerage revenues estimated to increase between 35% and 40% compared with the third quarter of 2006.”

Revenues

For the second quarter of 2007, total revenues increased 22% to $228.1 million compared with $187.6 million in the second quarter of 2006.  Both periods included contract revenues related to Fenics dealFX, which totaled $0.2 million in the second quarter of 2007 and $5.9 million in the second quarter of 2006, and other income, primarily related to foreign exchange gains and losses, which totaled a $0.4 million loss in the second quarter of 2007 as compared to a $3.1 million gain in the second quarter of 2006.  Non-GAAP revenues were $188.6 million in the second quarter of 2006, excluding the effect of foreign exchange collars described below.

Brokerage revenues rose 29% to $221.5 million in the second quarter of 2007 and included a 21% increase in credit products, an 18% increase in financial products, a 16% increase in equity products and an 85% increase in commodity products, in each case, compared with the second quarter of 2006.  Second quarter 2007 commodity product revenues included the contribution of the North American brokerage operations of Amerex Energy, which GFI acquired on October 1, 2006.

Revenues from analytics and data products rose 5% to $4.5 million in the second quarter of 2007 from $4.3 million in the same period of 2006.

By geographic region, second quarter 2007 brokerage revenue growth increased 26% in North America, 30% in Europe and 38% in Asia Pacific over the second quarter of 2006.

Expenses

For the second quarter of 2007, compensation and employee benefits expense was $143.5 million or 62.9% of total revenues compared with $113.7 million or 60.6% of total revenues in the second quarter of 2006 and $151.5 million or 63.0% of total revenues in the first quarter of 2007.  On a non-GAAP basis, compensation and employee benefits expense represented 62.5% of total revenues for the second quarter of 2007 versus 58.9% in the second quarter of 2006 and 63.0% in the first quarter of 2007.

Non-compensation expense for the second quarter of 2007 was $53.0 million or 23.2% of total revenues compared with $49.6 million or 26.4% of total revenues in the second quarter of 2006 and $47.7 million or 19.8% of total revenues in the first quarter of 2007.  On a non-GAAP basis, non-compensation expense for the second quarter of 2007 was 21.9% of total revenues compared with 25.3% in the second quarter of 2006 and 19.4% in the first quarter of 2007.

Earnings

On a GAAP basis, net income for the second quarter of 2007 increased 35% to $19.1 million, or $0.64 per diluted share, compared with $14.1 million or $0.48 per diluted share in the second quarter of 2006.  On a non-GAAP basis, net income for the second quarter of 2007 rose 23% to $21.5 million, or $0.72 per diluted share, compared with $17.4 million or $0.60 in the second quarter of 2006.  The non-GAAP amounts exclude non-operating or non-recurring items as summarized under “Non-GAAP Financial Measures.”

Six-Month Results

On a GAAP basis, for the six months ended June 30, 2007, GFI’s revenues were $468.4 million and net income was $43.7 million or $1.48 per diluted share compared with revenues of $373.2 million and net income of $31.1 million or $1.07 per diluted share for the first six months of 2006.  Excluding non-operating or non-recurring items, non-GAAP revenues for the first half of 2007 were $468.4 million and net income was $46.8 million or $1.58 per diluted share.  For the first six months of 2006, non-GAAP revenues were $375.5 million and net income was $36.5 million or $1.26 per diluted share.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the second quarter of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $2.4 million and reflected for non-GAAP purposes:

•                  The exclusion of $0.8 million of amortization on all acquired intangible assets.

•                  The exclusion of $0.8 million of payroll-related taxes in the UK on the exercise of stock options by a former Company executive in connection with his departure from the Company.

•                  The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled for the first half of 2008, including:

•                  $1.6 million accrual for lease termination costs;

•                  $0.2 million of duplicate rent expense;

•                  $0.4 million of accelerated depreciation expense related to assets to be abandoned.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.5 million.

The difference between GAAP and non-GAAP amounts for the first six months of 2007 reflected the above items as well as the exclusion for non-GAAP purposes of:

•                  $1.0 million of amortization on all acquired intangible assets.

•                  The effect of adjusting for this item would increase the Company’s income tax expense by $0.4 million.

The difference between GAAP and non-GAAP amounts for the second quarter of 2006 reflected the exclusion for non-GAAP purposes of:

•                  A $1.1 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.  In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract remained in accumulated other comprehensive loss on the balance sheet and were reclassified into earnings over the term of the original contract. As of December 31, 2006, there was no remaining unrealized loss to be recognized.

•                  The exclusion of $0.3 million of amortization on all acquired intangible assets.

•                  The exclusion of $2.7 million for severance costs related to the closure of a desk in the U.S.

•                  The exclusion of $0.9 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which management believes were in excess of those costs required for continued compliance.

•                  The exclusion of $0.6 million of professional fee expenses related to the Company’s secondary offering.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $2.2 million.

The difference between GAAP and non-GAAP amounts for the first six months of 2006 reflected the above items as well as the exclusion for non-GAAP purposes of:

•                  A $1.3 million loss reclassified from accumulated other comprehensive loss into other income due to the aforementioned foreign exchange collars.

•                  The exclusion of $0.4 million of amortization on all acquired intangible assets.

•                  A $0.8 million accrual for the remaining rent and related charges for the Company’s vacated London office.

•                  The exclusion of $0.8 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which management believes were in excess of those costs required for continued compliance.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.1 million.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, August 3, 2007 to review its second quarter 2007 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 866-731-8310 in North America and +1 617-597-5308 in Europe.  The passcode for the call is 18495914.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,500 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Englewood (NJ), and Sugar Land (TX). GFI provides services and products to over 2,000 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, FENICS®, Starsupply® and Amerex®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President—Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries
Consolidated Statements of Income (unaudited)
(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	$179,466	$130,134	$363,991	$267,044
Principal transactions	42,044	41,792	90,421	82,852
Total brokerage revenues	221,510	171,926	454,412	349,896
Analytics and market data	4,491	4,271	9,817	9,465
Contract revenue	204	5,881	204	5,881
Interest income	2,297	2,395	4,399	4,628
Other income (loss)	(380)	3,093	(393)	3,284
Total revenues	228,122	187,566	468,439	373,154

EXPENSES:
Compensation and employee benefits	143,474	113,701	294,982	230,546
Communications and market data	11,299	9,303	21,755	16,956
Travel and promotion	10,170	8,549	19,006	16,080
Rent and occupancy	5,529	4,841	11,090	10,454
Depreciation and amortization	5,720	4,048	10,947	7,884
Professional fees	4,332	5,320	7,901	9,364
Clearing fees	6,940	6,798	14,469	12,275
Interest	2,002	1,772	3,851	3,524
Other expenses	6,909	3,843	11,558	7,399
Contract costs	127	5,180	127	5,180
Lease termination costs to affiliate	—	(92)	—	(92)
Total expenses	196,502	163,263	395,686	319,570

INCOME BEFORE PROVISION FOR INCOME TAXES	31,620	24,303	72,753	53,584

PROVISION FOR INCOME TAX	12,553	10,207	29,006	22,505

NET INCOME	$19,067	$14,096	$43,747	$31,079

Basic earnings per share	$0.66	$0.50	$1.51	$1.10
Diluted earnings per share	$0.64	$0.48	$1.48	$1.07

Weighted average shares outstanding—basic	29,079,616	28,258,827	28,937,775	28,150,812

Weighted average shares outstanding—diluted	29,759,129	29,130,663	29,644,190	29,044,558

GFI Group Inc. and Subsidiaries
Consolidated Statement of Operations
As a Percentage of Total Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	78.7%	69.4%	77.7%	71.6%
Principal transactions	18.4%	22.3%	19.3%	22.2%
Total brokerage revenues	97.1%	91.7%	97.0%	93.8%
Analytics and market data	2.0%	2.3%	2.1%	2.5%
Contract revenue	0.1%	3.1%	0.0%	1.6%
Interest income	1.0%	1.3%	0.9%	1.2%
Other income	-0.2%	1.6%	-0.1%	0.9%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	62.9%	60.6%	63.0%	61.8%
Communications and market data	5.0%	5.0%	4.6%	4.5%
Travel and promotion	4.5%	4.6%	4.1%	4.3%
Rent and occupancy	2.4%	2.6%	2.4%	2.8%
Depreciation and amortization	2.5%	2.2%	2.3%	2.1%
Professional fees	1.9%	2.8%	1.7%	2.5%
Clearing fees	3.0%	3.6%	3.1%	3.3%
Interest	0.9%	0.9%	0.8%	0.9%
Other expenses	3.0%	2.0%	2.5%	2.0%
Contract costs	0.1%	2.8%	0.0%	1.4%
Lease termination costs to affiliate	0.0%	0.0%	0.0%	0.0%
Total expenses	86.1%	87.1%	84.5%	85.6%

INCOME BEFORE PROVISION FOR INCOME TAXES	13.9%	12.9%	15.5%	14.4%

PROVISION FOR INCOME TAX	5.5%	5.4%	6.2%	6.0%

NET INCOME	8.4%	7.5%	9.3%	8.2%

GFI Group Inc. and Subsidiaries
Selected Financial Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Brokerage Revenues by Product Categories:
Credit	$72,436	$59,838	$157,247	$131,111
Financial	45,865	38,942	90,866	78,430
Equity	53,284	46,109	109,667	87,568
Commodity	49,925	27,037	96,632	52,787

Total brokerage revenues	$221,510	$171,926	$454,412	$349,896

Brokerage Revenues by Geographic Region:
North America	$98,019	$77,745	$205,218	$161,073
Europe	102,655	79,129	210,152	160,018
Asia-Pacific	20,836	15,052	39,042	28,805

Total brokerage revenues	$221,510	$171,926	$454,412	$349,896

	June 30,	December 31,
	2007	2006

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$187,436	$181,484
Total assets(1)	984,891	699,609
Total debt, including current portion	49,179	90,253
Shareholders’ equity	393,141	330,469

Selected Statistical Data:
Brokerage personnel headcount(2)	1,008	932
Employees	1,546	1,438
Broker productivity for the period(3)	$223	$198

(1)             Total assets include receivables from brokers, dealers and clearing organizations of $408.3 million and $174.7 million at June 30, 2007 and December 31, 2006, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)             Brokerage personnel headcount includes brokers, trainees and clerks.

(3)             Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

GAAP revenues	$228,122	$187,566	$468,439	$373,154
Hedge contracts (a)	—	1,050	—	2,377
Non-GAAP revenues	228,122	188,616	468,439	375,531

GAAP expenses	196,502	163,263	395,686	319,570
Non-operating adjustments:
Amortization of intangibles	(817)	(261)	(1,841)	(622)
Tax on former executive stock option exercise	(840)	—	(840)	—
Lease termination costs	(1,591)	—	(1,591)	(801)
Duplicate rent	(222)	—	(222)	—
Accelerated depreciation	(377)	—	(377)	—
Severance on discontinued desk	—	(2,665)	—	(2,665)
Excess SOX costs for initial year	—	(873)	—	(1,665)
Expenses related to secondary offering	—	(635)	—	(635)
Total (b)	(3,847)	(4,434)	(4,871)	(6,388)
Non-GAAP operating expenses	192,655	158,829	390,815	313,182

GAAP income before income tax provision	31,620	24,303	72,753	53,584
Sum of reconciling items = (a) - (b)	3,847	5,484	4,871	8,765
Non-GAAP income before income tax provision	35,467	29,787	77,624	62,349

GAAP income tax provision	12,553	10,207	29,006	22,505
Income tax benefit on non-operating loss (c)	1,451	2,177	1,861	3,300
Non-GAAP income tax provision	14,004	12,384	30,867	25,805

GAAP net income	19,067	14,096	43,747	31,079
Sum of reconciling items = (a) - (b) - (c)	2,396	3,306	3,010	5,465
Non-GAAP net income	$21,463	$17,402	$46,757	$36,544

GAAP basic net income per share	$0.66	$0.50	$1.51	$1.10
Basic non-operating income per share	$0.08	$0.12	$0.11	$0.20
Non-GAAP basic net income per share	$0.74	$0.62	$1.62	$1.30

GAAP diluted net income per share	$0.64	$0.48	$1.48	$1.07
Diluted non-operating income per share	$0.08	$0.12	$0.10	$0.19
Non-GAAP diluted net income per share	$0.72	$0.60	$1.58	$1.26